Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-145845

September 5, 2008

IPATH

iPath Exchange Traded Notes

iPath® EUR/USD Exchange Rate ETN

iPath Exchange Traded Notes (ETNs) are senior, unsubordinated, unsecured debt securities issued by Barclays Bank PLC delivering exposure to the returns of a market or strategy with the trading flexibility of an equity. The iPath® EUR/USD Exchange Rate ETN isdesigned to provide investors with cost-effective exposure to the euro/U.S. dollar exchange rate (the “Index”). Investors can trade on an exchange at market price or receive a cash payment at the scheduled maturity or at early redemption¹, based on the performance of the Index, less investor fees.

NOTE DETAILS

Ticker ERO

Intraday indicative value ticker ERO.IV

Bloomberg index ticker TNFXEURO CUSIP 06739F184 Primary exchange NYSE Arca Yearly fee 0.40%2 Inception date 05/08/07 Maturity date 05/14/37 Index EUR/USD Exchange Rate Deposit rate EONIA-25 bps3

ISSUER DETAILS

Barclays Bank PLC long-term, unsecured obligations*

S&P rating AA Moody’s rating Aa1

The iPath ETNs are not rated, but are backed by the credit of Barclays Bank PLC. The iPath ETNs rely on the rating of their issuer, Barclays Bank PLC.

* We have not obtained a rating from any rating organization with respect to the iPath ETNs. A security rating is not a recommendation to buy, sell or hold securities, and each rating should be evaluated independently of any other rating. A security rating is subject to revision or withdrawal at any time by the assigning rating organization, and there is no assurance that any security rating will remain in effect for any given period of time or that it will not be lowered, suspended or withdrawn entirely by the applicable rating agency. Any such lowering, suspension or withdrawal of any rating may have an adverse effect on the market price or marketability of the iPath ETNs.

INDEX CORRELATIONS

EUR/USD Exchange Rate 1.00 S&P 500 Index 0.00 Lehman Brothers U.S. Aggregate Index 0.24

MSCI EAFE Index 0.27 S&P GSCI™ Total Return Index 0.14

Sources: S&P, Dow Jones and AIG Financial Products Corp., Lehman Brothers, MSCI Inc., Bloomberg, BGI (06/03—06/08), based on monthly returns.

CUMULATIVE INDEX RETURNS

PERCENTAGE CHANGE

Sources: BGI, Reuters 1/99-06/30/08 (based on daily returns).

Index returns are for illustrative purposes only and do not represent actual iPath ETN performance. Index performance returns do not reflect any management fees, transaction costs or expenses. Indexes are unmanaged and one cannot invest directly in an index. Past performance does not guarantee future results. For current Index and iPath ETN performance, go to www.iPathETN.com.

Index returns are hypothetical and are an illustration of how the index would have performed based on current methodology. This data does not reflect actual performance of the index.

¹ Investors may redeem at least 50,000 units of the iPath® EUR/USD Exchange Rate ETN on a daily basis directly to the issuer, Barclays Bank PLC, subject to the procedures described in the relevant prospectus.

² The investor fee is equal to the Yearly Fee times the principal amount of your securities times the index factor, calculated on a daily basis in the following manner: The investor fee on the inception date will equal zero. On each subsequent calendar day until maturity or early redemption, the investor fee will increase by an amount equal to the Yearly Fee times the principal amount of your securities times the index factor on that day (or, if such day is not a trading day, the index factor on the immediately preceding trading day) divided by 365. The index factor on any given day will be equal to the currency component on that day times the accumulation component on that day.

The accumulation component will be calculated on a daily basis in the following manner: The accumulation component on the inception date will equal one. On each subsequent business day until maturity or early redemption, the accumulation component will equal (1) the accumulation component on the immediately preceding business day times (2) the sum of one plus the product of the deposit rate times the relevant daycount fraction. The daycount fraction on any business day will be the number of calendar days that have elapsed since the immediately preceding business day divided by 365.

³ For the iPath® EUR/USD Exchange Rate ETN, the deposit rate on any given day will be equal to the European Overnight Index Average, as reported on Reuters page EONIA or any successor page on the immediately preceding business day (the “EONIA”), minus 0.25%. The deposit rate is intended to represent the actual rate that would be paid by a bank on an overnight deposit of euros.

iPath® EUR/USD Exchange Rate ETN

The EUR/USD exchange rate is a foreign exchange spot rate that measures the relative values of two currencies, the euro and the U.S. dollar. When the euro appreciates relative to the U.S. dollar, the EUR/USD exchange rate (and the value of the Securities) increases; when the euro depreciates relative to the U.S. dollar, the EUR/USD exchange rate (and the value of the Securities) decreases. The EUR/USD exchange rate is expressed as a rate that reflects the number of U.S. dollars that can be exchanged for one euro in the interbank market for settlement in two days, as reported each day shortly after 10:00 am on Reuters page 1FED or any successor page.

INDEX TOTAL RETURNS & STANDARD DEVIATION

(as of 6/30/08)

INDEX TOTAL RETURNS & STANDARD DEVIATION

(as of 6/30/08)

1-YEAR RETURN % 3-YEAR RETURN % 5-YEAR RETURN % STANDARD DEVIATION

ANNUALIZED ANNUALIZED% ANNUALIZED*

EUR/USD Exchange Rate 21.22 12.64 9.34 8.03

S&P 500 Index -13.12 4.41 7.58 9.46

Lehman Brothers U.S. Aggregate Index 7.12 4.09 3.86 3.57

MSCI EAFE Index -10.61 12.84 16.67 11.47

S&P GSCI™ Total Return Index 75.98 19.74 21.30 21.00

* Based on monthly returns for 06/03—06/08. Sources: S&P, Dow Jones, AIG-FP, Lehman Brothers, MSCI Inc., Bloomberg, BGI.

Index returns are for illustrative purposes only and do not represent actual iPath ETN performance. Index performance returns do not reflect any management fees, transaction costs or expenses. Indexes are unmanaged and one cannot invest directly in an index. Past performance does not guarantee future results. For current Index and iPath ETN performance, go to www.iPathETN.com.

An investment in iPath ETNs involves risks, including possible loss of principal. For a description of iPath ETNs typically have lower investor fees than currently existing mutual funds that invest in similar the main risks see “Risk Factors” in the applicable prospectus. markets and are available to retail investors. Buying and selling iPath ETNs will result in brokerage commissions.

Barclays Bank PLC has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus BGINA and its affiliates, and BCI and its affiliates do not provide tax advice and nothing contained and other documents Barclays Bank PLC has filed with the SEC for more complete information herein should be construed to be tax advice. Please be advised that any discussion of U.S. tax matters about the issuer and this offering. You may get these documents for free by visiting www.iPathETN contained herein (including any attachments) (i) is not intended or written to be used, and cannot be .com or EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC will arrange used, by you for the purpose of avoiding U.S. tax-related penalties; and (ii) was written to support the for Barclays Capital Inc. to send you the prospectus if you request it by calling toll-free promotion or marketing of the transactions or other matters addressed herein. Accordingly, you should

1-877-76-iPATH, or you may request a copy from any other dealer participating in the offering. seek advice based on your particular circumstances from an independent tax advisor.

Barclays Global Investors Services, a subsidiary of Barclays Global Investors, N.A. (“BGINA”), assists in An investment in iPath ETNs linked to the performance of a foreign currency exchange rate is subject to the promotion of the Securities. Barclays Global Investors, N.A. and Barclays Capital Inc. (“BCI”) are risks associated with fluctuations, particularly a decline, in the price of the applicable single foreign affiliates of Barclays Bank PLC. currency relative to the U.S. dollar. Factors that may have the effect of causing a decline in the price of a foreign currency include national debt levels and trade deficits, domestic and foreign inflation rates, iPath ETNs (the “Securities”) are unsecured obligations of Barclays Bank PLC and are not secured domestic and foreign interest rates, and global or regional economic, financial, political, regulatory, debt. The Securities are riskier than ordinary unsecured debt securities and have no principal geographical or judicial events. Currency exchange rates may be extremely volatile, and exposure to a protection. Risks of investing in the Securities include limited portfolio diversification, trade price single currency can lead to significant losses. fluctuations, uncertain principal repayment, and illiquidity. Investing in the Securities is not equivalent to direct investment in index or index components. The investor fee will reduce the amount of your return ©2008 BGINA. All rights reserved. iPath, iPath ETNs and the iPath logo are registered trademarks of at maturity or on redemption, and as a result you may receive less than the principal amount of your Barclays Bank PLC. All other trademarks, servicemarks or registered trademarks are the property, and M-003-08008 investment at maturity or upon redemption of your Securities even if the value of the relevant index has used with the permission, of their respective owners. 6172-iP-0608 increased. An investment in iPath ETNs may not be suitable for all investors.

Not FDIC Insured o No Bank Guarantee o May Lose Value

BCY The Securities may be sold throughout the day on the exchange through any brokerage account. There are restrictions on the minimum number of Securities you may redeem directly with the issuer as specified in the applicable prospectus. Commissions may apply and there are tax consequences in the event of sale, redemption or maturity of Securities. Sales in the secondary market may result in significant losses.

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